Exhibit 99.1

P.O. Box 717	Pittsburgh, PA 15230-0717 (412) 787-6700

From:	Gail A. Gerono
Vice President, Investor Relations
412 787-6795

— NEWS RELEASE —

CALGON CARBON COMPLETES PURCHASE OF WATERLINK SPECIALTY

PRODUCTS

PITTSBURGH, PA – February 19, 2004 – Calgon Carbon Corporation (NYSE: CCC) announced today the completion of the purchase of Waterlink Specialty Products, which is comprised of the operating units that make up Waterlink, Inc.’s former Specialty Products Division. Calgon Carbon acquired the operating assets of Waterlink, Inc.’s U.S.-based subsidiary, Barnebey Sutcliffe Corporation, and the stock of Waterlink (UK) Limited, a holding company that owns the stock of Waterlink, Inc.’s operating subsidiaries in the United Kingdom.

Barnebey Sutcliffe and Sutcliffe Speakman provide products, equipment, systems, and services related to activated carbon and its uses for water and air purification, solvent recovery, odor control, and chemical processing.

Commenting on the announcement, John S. Stanik, Calgon Carbon’s president and chief executive officer, said, “This acquisition is consistent with our strategy to strengthen our carbon and service business. We have already begun the process of integrating Barnebey Sutcliffe and Sutcliffe Speakman with Calgon Carbon, and expect to realize many synergies that will create new growth opportunities for the combined entity.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,000 people at 14 operating facilities and 11 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

Contact: Gail Gerono, vice president, investor relations, 412 787-6795.